Free Writing Prospectus
(to the Preliminary Prospectus
Supplement dated September 2, 2025)
Filed Pursuant to Rule 433
Registration Statement No. 333-289983

THE CIGNA GROUP
Pricing Term Sheet
September 2, 2025

4.500% Senior Notes Due 2030
Issuer:	The Cigna Group
Principal Amount:	$1,000,000,000
Trade Date:	September 2, 2025
Settlement Date*:	September 4, 2025 (T+2)
Maturity Date:	September 15, 2030
Issuer Ratings (Senior Debt)**:	Baa1 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB+ (Stable) by Fitch Ratings Inc.
Coupon:	4.500%
Price to Public:	99.794% of principal amount
Yield to Maturity:	4.546%
Spread to Benchmark Treasury:	+80 basis points
Benchmark Treasury:	3.625% due August 31, 2030
Benchmark Treasury Price and Yield:	99-14+; 3.746%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2026
Interest Payment Record Dates:	March 1 and September 1
Optional Redemption Provisions:
At any time prior to August 15, 2030, at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date

Par Call Provision:	At any date after August 15, 2030 (one month prior to the Maturity Date), the Notes will be redeemable at par
CUSIP / ISIN:	125523 CX6 / US125523CX69

4.875% Senior Notes Due 2032
Issuer:	The Cigna Group
Principal Amount:	$1,250,000,000
Trade Date:	September 2, 2025
Settlement Date*:	September 4, 2025 (T+2)
Maturity Date:	September 15, 2032
Issuer Ratings (Senior Debt)**:	Baa1 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB+ (Stable) by Fitch Ratings Inc.
Coupon:	4.875%
Price to Public:	99.992% of principal amount
Yield to Maturity:	4.876%
Spread to Benchmark Treasury:	+90 basis points
Benchmark Treasury:	3.875% due August 31, 2032
Benchmark Treasury Price and Yield:	99-12+; 3.976%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2026
Interest Payment Record Dates:	March 1 and September 1
Optional Redemption Provisions:
At any time prior to July 15, 2032 at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date

Par Call Provision:	At any date after July 15, 2032 (two months prior to the Maturity Date), the Notes will be redeemable at par
CUSIP / ISIN:	125523 CY4 / US125523CY43

5.250% Senior Notes Due 2036
Issuer:	The Cigna Group
Principal Amount:	$1,500,000,000
Trade Date:	September 2, 2025
Settlement Date*:	September 4, 2025 (T+2)
Maturity Date:	January 15, 2036
Issuer Ratings (Senior Debt)**:	Baa1 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB+ (Stable) by Fitch Ratings Inc.
Coupon:	5.250%
Price to Public:	99.809% of principal amount
Yield to Maturity:	5.275%
Spread to Benchmark Treasury:	+100 basis points
Benchmark Treasury:	4.250% due August 15, 2035
Benchmark Treasury Price and Yield:	99-25+; 4.275%
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2026
Interest Payment Record Dates:	January 1 and July 1
Optional Redemption Provisions:
At any time prior to October 15, 2035 at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date

Par Call Provision:	At any date after October 15, 2035 (three months prior to the Maturity Date), the Notes will be redeemable at par
CUSIP / ISIN:	125523 CZ1 / US125523CZ18

6.000% Senior Notes Due 2056
Issuer:	The Cigna Group
Principal Amount:	$750,000,000
Trade Date:	September 2, 2025
Settlement Date*:	September 4, 2025 (T+2)
Maturity Date:	January 15, 2056
Issuer Ratings (Senior Debt)**:	Baa1 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB+ (Stable) by Fitch Ratings Inc.
Coupon:	6.000%
Price to Public:	99.043% of principal amount
Yield to Maturity:	6.070%
Spread to Benchmark Treasury:	+110 basis points
Benchmark Treasury:	4.750% due May 15, 2055
Benchmark Treasury Price and Yield:	96-19; 4.970%
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2026
Interest Payment Record Dates:	January 1 and July 1
Optional Redemption Provisions:
At any time prior to July 15, 2055 at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date

Par Call Provision:	At any date after July 15, 2055 (six months prior to the Maturity Date), the Notes will be redeemable at par
CUSIP / ISIN:	125523 DA5 / US125523DA57

*          *          *

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC
Passive Bookrunners:	J.P. Morgan Securities LLC PNC Capital Markets LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Co-Managers:
Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Truist Securities, Inc.
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
Huntington Securities, Inc.
RBC Capital Markets, LLC
Regions Securities LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC

Use of Proceeds:
Cigna intends to use the net proceeds from this offering (i) to repay $2.0 billion of loans outstanding under its Term Loan Facility, dated as of August 5, 2025, the proceeds of which were used to fund a strategic investment in another company, and (ii) the remainder for general corporate purposes, which may include investments and repayment of indebtedness.

*We expect that delivery of the Notes will be made against payment therefor on the second business day following the date hereof (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

** These issuer ratings are not a recommendation to buy, sell or hold the Notes offered hereby.  The ratings may be subject to revision or withdrawal at any time by the relevant rating agency.  Each of the issuer ratings included herein should be evaluated independently of any other issuer rating.

Any capitalized term used in this Pricing Term Sheet but not defined herein has the meaning assigned to such term in the Preliminary Prospectus Supplement dated September 2, 2025 relating to the Notes offered hereby.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or Morgan Stanley & Co. LLC at 1-866-718-1649.